Exhibit 10.9
                                                                    ------------




                     MR3 SYSTEM METALS EXTRACTION AGREEMENT


                                     between


                                MR3 SYSTEMS, INC.


                                       and


                                RAYMOND L. LOOPER









                                DECEMBER 13, 2002
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                                TABLE OF CONTENTS


1.   DEFINITIONS AND INTERPRETATION..........................................  2

2.   GRANT OF EXCLUSIVE PROCESSING RIGHTS....................................  4

3.   MINING, CONCENTRATION AND PROCESSING OF GOLD, PLATINUM AND
     PALLADIUM...............................................................  4

4.   OBLIGATIONS OF THE PARTIES..............................................  5

5.   EXPENSES AND DISBURSEMENTS..............................................  6

6.   REPORTING, BOOKS, RECORDS AND BANKING...................................  6

7.   GOVERNMENT APPROVALS....................................................  7

8.   TEST RESULTS CONDITION TO MR3 PERFORMANCE...............................  7

9.   LIMITATIONS OF LIABILITY................................................  7

10.  TAXES...................................................................  8

11.  ASSIGNMENT AND SUB-CONTRACTING..........................................  8

12.  DURATION AND TERMINATION................................................  8

13.  FORCE MAJEURE, LIABILITY FOR NON-PERFORMANCE AND CAUSE OF
     GENERATION DEFICIENCY...................................................  9

14.  CONFIDENTIALITY......................................................... 10

15.  GENERAL PROVISIONS...................................................... 12

16.  GOVERNING LAW........................................................... 12

17.  ARBITRATION............................................................. 13

18.  ENTIRE AGREEMENT........................................................ 13

19.  REPRESENTATIONS AND WARRANTIES.......................................... 13

20.  GOOD FAITH.............................................................. 14

EXHIBIT A.................................................................... 15



                                                                               1
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             THIS AGREEMENT is made this 13th day of December, 2002

                                     BETWEEN

MR3 Systems, Inc., a Delaware corporation, whose address is 435 Brannan Street, Suite 200, San Francisco, California 94107 ("MR3"); and

Raymond L. Looper, an individual; whose mailing address P.O. Box 1132, Fallon, Nevada (`RLL").

The RLL and the MR3 are at times referred to herein individually as a "party", or collectively as the "parties" hereto.


                                    RECITALS

         WHEREAS, MR3 is the exclusive owner and developer of, and will continue to develop, the MR3 Technology which extracts individual metals from industrial wastes and other complex metal sources for conversion into pure metals and specialty chemical products; and

         WHEREAS, MR3 designs, manufactures, installs and operates facilities utilizing the MR3 Technology to extract and recover metals; and

         WHEREAS, RLL owns mining claims for the Silver Mountain Mining Services property located approximately 75 miles from Fallon in the Clan Alpine Mountains of Churchill County, Nevada, containing valuable gold, platinum and palladium deposits; and

         WHEREAS, MR3 and RLL wish to enter into this Agreement, under the terms of which RLL agrees to engage MR3 to build and operate a MR3 Facility on its site to process the ore sources into the gold, platinum and palladium dore bars for sale by MR3, with MR3 and RLL sharing the net proceeds from such sales on a 50/50 basis.

         NOW THEREFORE, in consideration of the premises, terms and conditions set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.       DEFINITIONS AND INTERPRETATION

         For purposes of this Agreement, the following terms shall have the following meanings:

         1.1      "Agreement"                       shall mean this Agreement,
                                                    including all schedules,
                                                    exhibits, and attachments
                                                    hereto, as it may be amended
                                                    by the parties hereto from
                                                    time to time.

         1.2      "Building"                        means any building or
                                                    structure housing a Facility
                                                    and located either on or off
                                                    the Property.

         1.3      "Confidential Information"        means as defined in Section
                                                    14 of this Agreement.

         1.4      "Facility"                        means all the equipment,
                                                    material and infrastructure
                                                    housed in a Building
                                                    necessary to process Source
                                                    Material utilizing the MR3
                                                    System.

                                                                               2
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         1.5      "Government Authorizations"       means all authorizations,
                                                    consents, permits, waivers,
                                                    privileges, approvals from,
                                                    and filings with, all
                                                    Governmental
                                                    Instrumentalities necessary
                                                    for the performance of this
                                                    Agreement.

         1.6      "Governmental Instrumentality"    means the government of any
                                                    country, state, county or
                                                    other political subdivision
                                                    and any ministry,
                                                    department, political
                                                    sub-division,
                                                    instrumentality, agency,
                                                    corporation commission, or
                                                    the like, under the direct
                                                    or indirect control of that
                                                    government.

         1.7      "Gross Revenue"                   means the gross receipts
                                                    collected by MR3 from the
                                                    sale of the Target Metals
                                                    and other output from a
                                                    Facility.

         1.8      "Legal Requirements"              means all published laws,
                                                    statutes, orders, decrees,
                                                    regulations, or the like, of
                                                    any Governmental
                                                    Instrumentality having
                                                    jurisdiction over the matter
                                                    in question.

         1.9      "Month"                           means a calendar month.

         1.10     "MR3 System"                      shall mean all the MR3
                                                    primary and secondary
                                                    equipment, modules, media,
                                                    facility controls including,
                                                    without limitation,
                                                    instrumentation, primary and
                                                    secondary control elements,
                                                    shared display(s), control
                                                    algorithms or any software
                                                    based functions necessary
                                                    and required to operate a
                                                    MR3 facility which
                                                    selectively removes targeted
                                                    metals from metals streams
                                                    to produce metals and
                                                    specialty chemical products.

         1.11     "MR3 Technology"                  means the proprietary high
                                                    affinity metals extraction
                                                    and metals separation
                                                    technology owned by MR3 and
                                                    embodied in the MR3 System,
                                                    and all of the know-how,
                                                    show-how, Confidential
                                                    Information, copyrights,
                                                    trademarks, service marks
                                                    and information of any
                                                    nature whatsoever which
                                                    relates to the MR3 System,
                                                    developed, possessed,
                                                    conceived and/or used by
                                                    MR3, including any
                                                    modifications, improvements
                                                    and translations thereof in
                                                    respect of commercial and
                                                    industrial uses.

         1.12     "Mine Operating Expense"          means all expenses necessary
                                                    for, and incurred on the
                                                    Property in connection with,
                                                    the joint performance of the
                                                    parties under Section 3.1
                                                    below, including (without
                                                    limitation) the cost of all
                                                    buildings, labor, equipment
                                                    acquisition and operation,
                                                    crushing and screening

                                                                               3
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                                                    expenses, utilities,
                                                    security, B.L.M Maintenance
                                                    fees and re-filing fees,
                                                    permits, bonds, payroll
                                                    taxes, property taxes, and
                                                    other taxes, and the like.

         1.13     "MR3 Operating Expenses"          means all the expenses of
                                                    operating, maintaining and
                                                    managing a Building,
                                                    Facility and the MR3 System
                                                    to process the Target Metals
                                                    hereunder.

         1.14     "Net Revenue"                     means the Gross Revenue,
                                                    less (i) the sales
                                                    commissions and selling
                                                    expenses, (ii) any taxes
                                                    other charges related to
                                                    such sales, and (iii) each
                                                    party's share of the Mine
                                                    Operating Expenses and MR3
                                                    Operating Expenses as
                                                    determined under Sections
                                                    3.2. and 3.3 below.

         1.15     "Property"                        means the property of RLL
                                                    described as the Silver
                                                    Mountain Mine, where lies
                                                    the Source Material to be
                                                    processed, located at the
                                                    sites and on the claims set
                                                    forth on the attached
                                                    Exhibit A.

         1.16     "Source Material"                 means those Target Metals
                                                    and other metal bearing
                                                    mineral resources located on
                                                    the Property.

         1.17     "Target Metals"                   means gold, platinum,
                                                    palladium and any other
                                                    metals found in the Source
                                                    Material, which the Parties
                                                    agree to process.

         1.18     "Term"                            means the term of this
                                                    Agreement, being the period
                                                    commencing on the date of
                                                    this Agreement and
                                                    continuing for ten years
                                                    from the date processing
                                                    reaches the rate under
                                                    Section 3.1(e) hereunder,
                                                    unless extended by the
                                                    mutual consent of the
                                                    parties or earlier
                                                    terminated in accordance
                                                    with this Agreement.

2.       GRANT OF EXCLUSIVE PROCESSING RIGHTS

         RLL grants to MR3 the exclusive right to process the Source Material located on the Property into Target Metal dore bars and similar end products under the terms and conditions of this Agreement.

3.       MINING, CONCENTRATION AND PROCESSING OF GOLD, PLATINUM AND PALLADIUM

3.1      MR3 and RLL agrees to jointly:

         a. mine, crush and screen the Target Metals from the Source Material, to be delivered to the MR3 Facility for processing into dore bars; and

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         b.       prepare and file the required mining plans with the
                  appropriate governmental Instrumentalities; and

         c. obtain all water rights, bonds and permits necessary and perform hereunder; and

         d. lease or otherwise acquire all the equipment necessary to mine and prepare the Target Metals for MR3 processing on the Property; and

         e. reach a processing rate of 300 tons of Source Material per day on or before December 31, 2003.

3.2 RLL shall pay 100% of all Mine Operating Expenses until such time as RLL receives sufficient funds under Section 5.2 below to cover such Expenses. MR3 agrees to advance all the funds necessary to pay all Mine Operating Expenses incurred under this Section 3, and will be reimbursed by RLL for RLL's share of said expenses pursuant to Section
         5.3 below.

3.3      MR3 agrees to:

         a. manufacture, deliver and install a complete MR3 System and Facility in a Building located on the Property, or elsewhere; and

         b. operate, maintain and manage all aspects and activities of the Facility necessary to (i) prepare and process in the Facility all Source Material into dore bars and like end products (ii) dispose of any residue, and (iii) otherwise perform its obligations hereunder, in accordance with the terms and conditions hereof. The parties acknowledge and agree that the MR3 shall at all times be the sole and exclusive owner and operator of the Facility, and shall (i) have such access, power and authority as necessary to exercise its rights and perform its obligations hereunder, and (ii) independently determine the method, means, and technical details for performing the same. MR3 is an independent contractor and is not, and shall not be construed to be, an employee, partner, joint venturer or holder of any position with or as agent of RLL, except where the MR3 has authority to act on behalf of RLL in the circumstances described hereunder.

         c. pay 100% of the MR3 Operating Expenses and any other costs of MR3's performance of its duties and obligations under this
                  Section 3.3 out of MR3's share of Net Revenue.

         d. obtain all operating, building, use and other permits required to operate the MR3 System in the Building.

         e. commence operation of the Facility within 120 days of receipt of all permits required to do so, and begin processing the Source Material within 90 days of the date of commencing such operation.

3.5      RLL agrees to supervise the activities on the Property described in
         Section 3.1 above.

4.       OBLIGATIONS OF THE PARTIES

4.1      MR3 and RLL shall, in performing their duties hereunder:

         (i) do so in a manner that does not cause the Property or Facility to be in violation of any applicable Legal Requirements or Government Authorizations known to either party; and

                                                                               5
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         (ii)     do so in a good, workmanlike and diligent manner, in good
                  faith, and in the best commercial interests of both parties.

4.2 The parties shall be responsible for complying with all conditions and requirements imposed by all Government Authorizations for the operation and maintenance of the Facility and other activities conducted on the Property.

4.3 The parties shall perform their respective duties hereunder in accordance with the Government Approvals and Legal Requirements relating to pollution control and environmental standards applicable to the Facility and the Property.

4.4      MR3 shall restrict access to any Facility by all persons, except for
         (i) those persons authorized by MR3, and (ii) the employees and agents of he RLL (approved by MR3) to the extent that such access is reasonably required in connection with the operation, maintenance or repair of the Facility.

4.5 MR3 shall be responsible for the provision of all reasonable and customary measures required to ensure the protection and security of any Facility.

4.6 The parties shall share responsibility for the sale or other disposition of the Facility's output and metals products, either directly or through brokers and/or sales agents, including without limitation, the sale of the Target Metals dore bars.

5.       EXPENSES AND DISBURSEMENTS

5.1 MR3 shall collect all gross receipts from the sale of output and metals products produced in any Facility, and pay all shared expenses listed in Sections 1.17 (i), (ii) and (iii) above, including reimbursement to MR3 for any Section 3.2 advances made for Mine Operating Expenses.

5.2 Within five (5) days after the end of each semi-monthly period, after deduction of all Section 1.17 expenses, (including deduction of all On Site Operating Expenses for that period at the rate of 100% of such Expenses from RLL's share, and 100% of all MR3 Operating Expenses from MR3's share), MR3 shall disburse fifty percent (50%) of the Net Revenue received (if any) for such period to RLL and the remaining fifty percent (50%) of such Net Revenue (if any) shall be paid to MR3.

5.3 Pursuant to Section 3.2 above, MR3 has agreed to advance all the funds necessary to pay all Mine Operating Expenses. RLL agrees that MR3 may reimburse itself for any outstanding amounts advanced by MR3 on behalf of RLL at the rate of 75% of any disbursements due RLL under Section
         5.2 above until such time as MR3 has been paid in full for all such advances.

6.       REPORTING, BOOKS, RECORDS AND BANKING

6.1 MR3 shall provide RLL with Monthly reports on the operation and performance of a Facility in a format to be agreed to with RLL.

6.2 To the extent consistent with applicable Government Authorizations and Legal Requirements, MR3 shall keep accurate records of any accident or other occurrence at the Facility that results in injury to persons or damage to property. MR3 shall provide to RLL reasonable access to these records subject to requirements of confidentiality.

6.3 MR3 shall keep a daily operation log for a Facility, which shall include information on any significant events relating to the operation of the Facility.

6.4 MR3 shall maintain the financial books and records recording a Facility's operations and sales of its output in accordance with U.S. Generally Accepted Accounting Principles ("US GAAP") and other applicable Legal Requirements.

6.5 An audit of each Facility's financial records and accounts shall be performed annually at the end of each calendar year (and upon termination of this Agreement if not coincident with a calendar year's end) by MR3's independent accounting firm, at MR3's expense. The results of such audit shall be binding upon the parties with respect to all matters arising under or in connection with this Agreement.

6.6 The financial books and records maintained by MR3 for the operation of a Facility and sale of its output, and specific to the Facility, shall be the property of MR3. The accounting firm of RLL or such other person authorized by RLL shall have the right to examine such financial books and records at any time.

7.       GOVERNMENT APPROVALS

7.1 MR3 shall be responsible for obtaining and maintaining all Government Authorizations necessary for the construction and operation of a Facility.

7.2 RLL shall obtain and maintain all permits, claims and Government Authorizations necessary to mine the Source Material and maintain the ownership rights to all claims thereto.

8.       TEST RESULTS CONDITION TO MR3 PERFORMANCE

8.1 MR3 shall begin sampling and testing the Target Metals in the Source Material within 15 days of the date of this Agreement.

8.2 MR3 shall complete testing within 60 days of the date of this Agreement and shall notify RLL in writing of its intent to proceed, or not to proceed, hereunder based on the results of such testing.

8.3 Should MR3 elect to proceed under Section 8.2 above, it shall apply for all building and use permits required to commence processing within 120 days of the Section 8.2 notice to RLL of MR3's intent to proceed.

9.       LIMITATIONS OF LIABILITY

         Neither party shall be liable to the other, whether for breach of contract or for any negligent act or omission or otherwise, for any loss of profit, loss of use, loss of production, loss of contracts or for any other special, incidental, punitive, indirect or consequential loss or damage that may be suffered by the other, except for liability under Section 14.

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10.      TAXES

         Each party shall be responsible for the handling and payment of all taxes and levies imposed upon such party or its subcontractors or their respective agents or employees as a result of this Agreement and any services performed pursuant hereto.

11.      ASSIGNMENT AND SUB-CONTRACTING

         This Agreement shall be binding on all successors and assigns of either party.

12.      DURATION AND TERMINATION

12.1 This Agreement shall remain in full force and effect throughout the Term, unless terminated earlier by written notice from one party to the other party upon the occurrence of any of the following:

         12.1.1 an order is made or an effective resolution is passed for the liquidation or winding up of either party and such order or resolution is not revoked within ninety (90) days after issuance thereof; or

         12.1.2 either party commits a material breach of this Agreement and fails to remedy such breach within a period of ninety (90) days from the provision of a written notice from the other party requiring the remedy of such breach; or

         12.1.3 either party contravenes any applicable Government Authorization or Legal Requirement in relation to its obligations hereunder which has a material adverse effect on the other party and is not caused or contributed to by any act or omission of such other party; or

         12.1.4 a change in Legal Requirements renders the continued performance of this Agreement for a reasonable period of time by the other party; or

         12.1.5 upon notice from MR3 to RLL if the amount of Net Revenue realized by MR3 over any six-month period during the Term is less than 125 % of the MR3 Operating Expenses plus any other direct expenses incurred by MR3 to perform hereunder.

         12.1.6 any exercise of the option granted under Section 12.3 (iii) below.

         12.1.7 the failure of the events described in Sections 3.1 (b), (d) or (e) to take place on or before the dates set forth in each respective section; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.7 if (i) the terminating party caused such failure to occur, (ii) such failure was caused for reasons beyond the control of the non-terminating party, or (iii) such failure was caused by delays in obtaining any item listed under Section 3 (c).

12.2 Upon any termination of this Agreement, MR3 shall remove any Building or Facility housing the MR3 System from the Property, including all improvements thereto and the accommodations, furnishings, fixtures and other equipment at the Facility, within 90 days of such termination. However, RLL shall have the option to purchase from MR3 any gravity circuit located on the Property, at MR3's cost, less depreciation, and/or continue MR3's lease of such gravity circuit with the consent of the lessor.

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12.3     The termination of this Agreement shall not prejudice or affect any rights or remedies of the parties to this Agreement, which have already accrued.

12.4 The provisions of Sections 5, 6, 9, 14, 16, and 19 shall survive any termination of this Agreement.

13. FORCE MAJEURE, LIABILITY FOR NON-PERFORMANCE AND CAUSE OF GENERATION DEFICIENCY

13.1 For the purposes of this Agreement, "Force Majeure" means any of the following events or circumstances (i) not within the reasonable control of either party, (ii) which event or circumstance, despite the exercise of reasonable diligence, cannot be or be caused to be prevented, avoided or removed by either party, and (iii) does not arise out of particular circumstances which are within the knowledge of either party at the time of entering into this Agreement:

         (i) acts of war or the public enemy whether war be declared or not;

         (ii) public disorder, insurrection, rebellion, sabotage, riots or violent demonstrations;

         (iii) earthquakes, floods, typhoons, drought, storms, other natural calamities and acts of God, or the discovery of hazardous materials or historical artifacts at the Property;

         (iv)     strikes or lockouts or other industrial action;

         (v) for the purposes of Force Majeure affecting MR3's performance, acts of RLL affecting the operation or maintenance of the Facility; and

         (vi) any shortfall in utilities or other necessaries for the operation of the Facility (except to the extent that such failure is caused by or contributed to by an act or omission on the part of MR3 or RLL).

13.2 A party shall be excused from performance and shall not be construed to be in default of any obligation hereunder so long as failure to perform such obligation is due to an event of Force Majeure.

13.3 As soon as possible following the date of commencement of any Force Majeure, if either party desires to invoke such Force Majeure as a cause for delay in the performance of any obligation (other than payment of money) hereunder, it shall advise the other party in writing of such date and the nature and expected duration of such Force Majeure. As soon as possible and in any event within three (3) days following the termination of such Force Majeure, the party having invoked such Force Majeure as a cause for such delay shall submit to the other party reasonable proof of the nature of such delay and its effect upon the time of performance.

         MR3 and RLL:

                  (i) shall make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any delay occasioned by any Force Majeure; and

                  (ii) shall use their best efforts to ensure resumption of normal performance of this Agreement after the

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                           termination of any Force Majeure and shall perform
                           their obligations to the maximum extent practicable as agreed between RLL and MR3.

                  (iii) shall each have the option to terminate this Agreement should such Force Majeure continue for a period of 90 days.

14.      CONFIDENTIALITY

         Unless waived in whole or in part by a written document signed by MR3 and received by fax of mail to RLL, RLL agrees to abide by the confidentiality obligations set forth below:

14.1 Proprietary and Confidential Information - RLL agrees that any proprietary and confidential information ("Confidential Information") that is or has been disclosed by or under the authorization of MR3, or results from prior discussions pertaining to such disclosures, shall be subject to the terms of this Agreement. "Confidential Information" includes all MR3 business and technical information whether disclosed in writing, orally, or in any other form, tangible or intangible, including information of all kinds concerning any:

                  information concerning inventions, discoveries, concepts, ideas, techniques, uses, methods, raw materials, compounds, formulations, test results, lab books, and reports, formulas, software in various stages of development, source codes, object codes, research and development procedures and work in progress, trade secrets, know-how, inventions, technical reports, scientific, engineering, manufacturing and processing information, processes, designs, specifications, drawings, diagrams, models, samples, flow charts, prototypes, tooling, computer programs, algorithms, data, databases, studies, mathematical calculations, finances and plans, customer lists, business plans, contracts, sales, marketing and pricing plans and techniques, production plans, distribution plans, system implementation plans, business concepts, supplier information, personnel matters, business procedures and operations, present or future products, research, processes and technology development programs and investor information, whether in oral, graphic, electronic or any other media or form, and all materials related thereto:

14.2 Exceptions- Confidential Information does not include that information which:

         a) is available to the public at the time it is disclosed or thereafter becomes available to the public; or

         b)       is known to the RLL at the time of disclosure; or

         c) is received by RLL from independent sources having the right to such information without an obligation of confidence or non-disclosure, and without the information having been solicited or obtained by any use of the Confidential Information; or

14.3 Non-Disclosure to Third Parties - RLL shall keep the Confidential Information strictly confidential and in trust for MR3. RLL shall use its best efforts to safeguard the Confidential Information, taking at least the same strict precautions it would take to safeguard its own most valuable proprietary and confidential information.

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         a)       RLL shall not disclose any portion of the Confidential
                  Information to any third party (that is not an employee provided for below), unless MR3 specifically agrees in writing in advance and the third party agrees in writing to be bound to MR3 as RLL is bound by this Agreement (in its entirety) or by terms substantially similar which are agreed upon by the third party and MR3.

         b) RLL shall immediately notify MR3 upon receiving any request made by any non-authorized third party to disclose any Confidential Information and shall cooperate with MR3 in its efforts to protect the Confidential Information from disclosure. Should any third party make any unauthorized use of any Confidential Information provided hereunder, RLL shall notify MR3 and cooperate in taking steps to protect the Confidential Information from further unauthorized use.

         c) RLL may disclose material to the extent required to be disclosed pursuant to any governmental application or pursuant to any final court order, provided however that RLL shall: I) promptly notify MR3 upon its receipt of any pleading, discovery request, interrogatory, motion or other paper that requests or demands disclosure of the Confidential Information, II) oppose any request for disclosure, and that failing, seek to have access and use limited by a protective order; and III) provide MR3 all reasonable opportunity and assist MR3 in its efforts to contest any requirement of disclosure, seek judicial protection against the disclosure and have such disclosure as is required made under a protective secrecy order.

14.4 Employee Access and Control of the Information - RLL agrees that only those RLL employees who need to know the Confidential Information will have access to same, and then only to the extent necessary to carry out their respective tasks. As part of its obligation to safeguard the Confidential Information, RLL agrees that prior to and as a condition of his or her access to the Confidential Information, each employee shall sign a Confidentiality Agreement. RLL shall keep copies of all such acknowledgments, and provide copies to MR3 immediately.

         Upon any termination of the Agreement between MR3 and RLL or at any time upon MR3's request, RLL agrees to stop use of the Confidential Information hereunder and to:

                  a) Return promptly all documents and other tangible materials provided by or under authorization of MR3 that contain evidence, record, derive from or reveal any of the Confidential Information; and

                  b) Destroy all documents and other tangible materials generated by RLL or its employees that evidence, record, derive from or reveal any of the Confidential Information. Upon request, RLL shall certify in writing that such materials have been so returned or destroyed.

14.5 Ownership of the Confidential Information - All Confidential Information, and all information that derives from it, is, shall be and will remain the exclusive property of MR3 until and unless some other agreement is made regarding that Confidential Information. This Agreement does not transfer any license or other right to use the Confidential Information other than pursuant to the Agreement, and does not obligate MR3 to provide any such rights in the future. If RLL either directly or indirectly through a third party makes, develops or contributes to any invention, application, technique, process, specification or work of authorship that is based on, improves upon, is

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         derivative of or results from any use of the Confidential Information,
         RLL agrees to assign all rights therein to MR3, until or unless the parties enter into some other written agreement regarding the Confidential Information. RLL agrees to do what is reasonably necessary to perfect this assignment.

15.      GENERAL PROVISIONS

15.1 Notices. All notices, reports and other communications between the parties shall be in writing and shall be sent by air courier, or by facsimile, with a confirmation copy sent by air courier, addressed as follows:

         If to MR3:        MR3 Systems Inc.
                           435 Brannan Street, Suite 200
                           San Francisco, CA 94107
                           Attn: Randall S. Reis, Chairman and CEO
                           Fax: 415-947-1095

         If to RLL:        Raymond L. Looper
                           P.O. Box 1132
                           Fallon, Nevada 89407
                           Fax: 775-867-2990

         All notices, reports and other communications given in accordance with this Section shall be deemed received (i) if sent by air courier, three
         (3) days after the date of dispatch, and (ii) if sent by facsimile: twenty-four (24) hours after the time and date of transmission.

15.2 Headings. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

15.3 Counterparts. This Agreement may be executed in several duplicate originals, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

15.4 Waivers. If either party fails to enforce any provision of this Agreement, or exercise any of its rights hereunder, such failure shall not be construed as constituting a waiver of that Party's right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15.5 Severability. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof.

16.      GOVERNING LAW

         This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada, U.S.A., excluding any conflicts of laws rules.

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17.      ARBITRATION

         All disputes, differences, or questions arising out of or relating to this Agreement, or the validity, interpretation, breach, violation or termination thereof, shall be settled by arbitration at Denver, Colorado, in accordance with American Arbitration Association Rules which the parties declare to be known to them. The parties also agree that: (a) the appointing authority shall be the American Arbitration Association; (b) the number of arbitrators shall be three (3); (c) the language to be used in the arbitral proceedings shall be English. In any such arbitration proceeding, the arbitrators shall adopt and apply the provisions of the Federal Rules of Civil Procedure relating to discovery so that each party shall allow and obtain discovery of any matter not privileged which is relevant to the subject matter involved in the arbitration to the same extent as if such arbitration were a civil action pending in a United States District Court. The decision of a majority of the arbitrators shall be final and binding on all of the parties. The attorney's fees, arbitrators' fees, costs, expenses, and other disbursements in connection with such arbitration proceedings shall be assessed or apportioned as the arbitrators shall determine. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

18.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then exist.

19.      REPRESENTATIONS AND WARRANTIES

         To the best of each party's knowledge, after due inquiry, each of MR3 and RLL hereby represents, warrants and covenants to the other as follows:

         19.1 Right, Power and Authority. Each party has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

         19.2 Binding Obligation. This Agreement has been duly authorized by all necessary corporate or legal action of MR3 and RLL, respectively, and constitutes a valid and binding obligation on MR3 and RLL, respectively, enforceable in accordance with the terms hereof.

         19.3 Good Standing. MR3 or RLL, as the case may be, is a corporation or partnership duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization.

         19.4 No Provisions Contravened. There is no provision in its partnership, company or corporate charter, articles of incorporation, By-Laws or equivalent governing documents, and no provision in any existing mortgage, indenture, contract or agreement binding on it which would be contravened by the execution, delivery or performance by it of this Agreement.

         19.5 No Consent of Third Parties Needed. No consent of any third party or holder of any of its indebtedness is or shall be required as a condition to the validity of this Agreement.

         19.6 No Law Contravened. Neither its execution nor its delivery of this Agreement nor its fulfillment of or compliance with the terms and provisions hereto shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it.

         19.7 Continued Effect of Representations and Warranties. It covenants and agrees that its representations and warranties contained in this Agreement shall remain true in all respects for the Term hereof with the same effect as though such representations and warranties had been made on and as of any subsequent date during such Term.

         19.8 RLL holds all claims and 100% of the right and title to the Source Material and such claims are current. RLL has the right to grant the exclusive processing rights to MR3 hereunder, and RLL has not granted, and shall not in the future during the Term of this Agreement grant, such rights to any other person or entity.

20.      GOOD FAITH

         Each party diligently and in the utmost good faith agrees to perform its respective duties and obligations under this Agreement and to undertake all actions reasonably required to promote the intent of this Agreement. The parties each agree to provide all further information, and to execute, acknowledge and deliver all further documents and instruments, reasonably required to consummate the transactions contemplated hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their duly authorized representatives.


MR3 Systems, Inc.


By: /s/ RANDALL S. REIS
    ------------------------------
    Randall S. Reis
    Chairman and CEO



    /s/ RAYMOND L. LOOPER
    ------------------------------
    Raymond L. Looper

                                                                              14
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                                    EXHIBIT A



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